TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures

OVERVIEW
To help prevent inadvertent violations of the Federal securities laws and to avoid even the appearance of trading on inside information, Tetra Tech (the “Company”) has adopted these Pre-Clearance and Blackout Procedures (“Procedures”) in connection with the Company’s Insider Trading Policy. These Procedures apply to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 and certain designated employees and consultants of the Company and its subsidiaries who have access to material nonpublic information about the Company. The Company may from time to time designate other individuals who are subject to these Procedures or remove individuals upon the resignation or change of status of any individual.
The Procedures are in addition to and supplements the Company’s Insider Trading Policy.
Directors and executive officers are also subject to additional procedures designed to address the two-business day Form 4 filing requirement under Section 16. These procedures are covered in a separate memorandum.
PRE-CLEARANCE PROCEDURES
Directors and executive officers of the Company and any other persons designated by General Counsel as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction in Tetra Tech stock (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from (1) our General Counsel and (2) either our Chief Executive Officer (CEO) or Chief Financial Officer (CFO). A proposed trade by the CEO must be pre-cleared by the CFO; a proposed trade by the General Counsel must be pre-cleared by either the CEO or the CFO.
A written request for pre-clearance should be submitted to our General Counsel at least two days in advance of the proposed transaction. Our General Counsel will then confer with our CEO and/or CFO as to whether the trade should be permitted, and provide written notification of such decision to the person seeking approval. E-mail is a sufficient form of written request and notification. In the event the trade is authorized, the approval is valid only for two trading days from the time it is sent. Neither our General Counsel nor our CEO or CFO is under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures
BROKER INTERFACE PROCEDURES (Directors and Executive Officers Only)
The accelerated reporting of transactions to the Securities and Exchange Commission will require tight interface with brokers handling transactions for our insiders. A knowledgeable and alert broker can act as a gatekeeper, helping ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. The Company has engaged E*TRADE to handle administration of the Company’s stock plan and equity awards and E*TRADE automatically provides the Company with the required notices. However, if you engage in transactions with any other broker, both you and such broker must sign the attached Broker Instruction/Representation Form which imposes two requirements on the broker handling the insider’s transactions in Company stock:
1.Not to enter any order (except for orders under pre-approved Rule 10b5- 1 plans) without:

a)first verifying with the General Counsel that the transaction was pre-cleared; and
b)complying with the brokerage firm’s compliance procedures.

2.To report immediately to the General Counsel via telephone and in writing (e-mail or fax) the details of every transaction involving Company stock, including gifts, transfers, pledges and all 10b5-1 transactions.

BLACKOUT PERIODS
Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Tetra Tech stock. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in Tetra Tech stock during the period beginning two weeks prior to the end of the Company’s fiscal quarter, and ending after the second business day following the Company’s issuance of its quarterly earnings release. Persons subject to these quarterly blackout periods include all directors and executive officers, all employees who are informed by the General Counsel that they are subject to the quarterly blackout periods.
Interim Earnings Guidance. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures

when the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only certain directors or executive officers. So long as the event remains material and nonpublic, directors, executive officers and such other persons as are designated by our General Counsel may not trade in Tetra Tech stock. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to clearance requests permission to trade in Tetra Tech stock during an event-specific blackout, our General Counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of our General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Even if a blackout period is not in effect, at no time may you trade in Tetra Tech stock if you are aware of material nonpublic information about the Company.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Tetra Tech stock in order to generate cash may, in appropriate circumstances, be permitted to sell Tetra Tech stock even during the blackout period. Hardship exceptions may be granted only by the General Counsel, and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if our General Counsel (after consultation with either our CEO or CFO) concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
EXCEPTION FOR APPROVED 10B5-1 PLANS
Trades by covered persons in the Company’s securities that are executed pursuant to an approved 10b5-1 plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Insider Trading Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.
Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures
10b5-1 plan must be entered into before you are aware of material nonpublic information. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party.
Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with our General Counsel, who will also confer with our CEO and/or CFO. 10b5-1 plans generally may not be adopted during a blackout period and may only be adopted before the person adopting the plan is aware of material nonpublic information, with the first trade not to occur prior to 30 calendar days following the adoption of the 10b5-1 plan.
TERMINATION OF INSIDER STATUS
For all Tetra Tech insiders who separate from the company, the removal of the insider status will become effective following the issuance of the next earnings release after the separation date. Until that time, you will remain subject to the blackout periods and pre-clearance procedures.

POST-TERMINATION TRANSACTIONS
If you are aware of material nonpublic information when you terminate service as a director, executive officer or other employee of the Company, you may not trade in the Company’s securities until that information becomes public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Tetra Tech securities upon the expiration of the “blackout period” that is applicable to your transactions at the time of your termination of employment or service.
COMPANY ASSISTANCE
Your compliance with Tetra Tech’s Insider Trading Policy and these Pre-Clearance and Blackout Procedures is of the utmost importance both for you and for the Company. Any person who has a question about the Insider Trading Policy, these Pre-Clearance and Blackout Procedures or their application to any proposed transaction may obtain additional guidance from our General Counsel at general.counsel@tetratech.com.

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures

CERTIFICATION
Upon becoming a director, officer and other employee subject to the procedures set forth in these Pre-Clearance and Blackout Procedures, such person must complete the attached certification confirming their understanding of, and intent to comply with, the Insider Trading Policy and these Pre-Clearance and Blackout Procedures.

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures
TETRA TECH, INC.

INSIDER TRADING POLICY CERTIFICATION

To Tetra Tech, Inc. (the “Company”):

I, ________________________, do hereby certify the following in compliance with the Company’s Insider Trading Policy and the Pre-Clearance and Blackout Procedures (collectively, the “Policy”):

1. I have read and understand Tetra Tech’s Policy covering pre-clearance and blackout procedures. I understand that Tetra Tech’s General Counsel is available to answer any questions I have regarding the Policy.
2. I will comply with the Policy for as long as I am subject to the Policy.

Signature: _______________________

Date: __________________

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures

(Directors and Executive Officers Only – For Non-E*TRADE Brokers)

BROKER INSTRUCTION/REPRESENTATION FORM

RE: Pre-Clearance Procedure for All Transactions Involving Tetra Tech Stock

In order to comply with the two-day filing requirement for executive officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, Tetra Tech has instituted compliance procedures that require you to sign this form and promptly return it to the Company.

1.I authorize Tetra Tech and you, my securities broker, to implement procedures for reporting to Tetra Tech all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Tetra Tech stock, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.

2.Prior to executing any instruction from me involving Tetra Tech stock, you agree that you will verify with Tetra Tech (i.e., the General Counsel, CFO or CEO) that my proposed order of instruction has been approved. You also agree to adhere to your brokerage firm’s procedures and all other relevant compliance procedures.

3.Immediately upon execution of any transaction or instruction involving Tetra Tech stock, you agree to provide all the detail of the transaction to Tetra Tech, both by telephone and in writing (by fax or e-mail).

Thank you.

_____________________________
(Insider Signature)

Print Name: ____________________

I agree to comply with all procedures.

_____________________________
(Broker Signature)

Print Name: ____________________

Brokerage Firm Name: ______________________________

Address: ________________________________________

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TETRA TECH, INC. AND SUBSIDIARIES
Insider Trading Policy – Pre-Clearance and Blackout Procedures

Phone: _________________ E-mail: __________________

Branch Manager: _______________

Please sign and return this form to Tetra Tech’s General Counsel, at general.counsel@tetratech.com.

November 2024